NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2018 Results
Provides Full-Year 2019 Production and Cost Guidance

Chicago, Illinois - February 20, 2019 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2018 financial results, including revenue of $143.8 million, adjusted EBITDA1 of $36.2 million and cash flow from operating activities of $0.1 million ($24.5 million prior to changes in working capital). Including $24.5 million of non-cash write-downs, the Company reported GAAP net income from continuing operations of $0.4 million, or $0.00 per share. On an adjusted basis1, the Company reported net income of $16.1 million, or $0.08 per share.
Fourth quarter results reflect strong performance from Palmarejo, Rochester and Kensington, partially offset by the ongoing ramp-up of operations at the Company’s new Silvertip mine and weaker-than-expected performance at Wharf. Financial results also reflect the impact of the bankruptcy filing of Republic Metals Corp. (“RMC”), a U.S.-based precious metals refiner, that occurred in early November 2018. Non-cash write-downs during the quarter reflect (i) an inventory adjustment relating to concentrate at Silvertip and (ii) a reduction in accounts receivable relating to the RMC bankruptcy.
For the full year, Coeur reported revenue of $625.9 million, adjusted EBITDA1 of $157.3 million and cash flow from operating activities of $20.1 million ($112.4 million prior to changes in working capital). Including $55.3 million of non-cash write-downs, the Company reported a GAAP net loss from continuing operations of $49.0 million, or $0.26 per share. On an adjusted basis1, the Company reported a net loss of $2.2 million, or $0.01 per share. In addition to the non-cash write-downs in the fourth quarter noted above, the full-year figures also reflect (i) a modification to the deferred consideration received for the Company’s Bolivian subsidiary sold in early 2018, (ii) the decommissioning of the in-pit crusher at Rochester, and (iii) an inventory adjustment at Silvertip during its first month of commercial production.

Key Highlights

•
Strong performance at Palmarejo and Rochester - At Palmarejo, fourth quarter gold and silver production increased 12% and 23% quarter-over-quarter, respectively, while full-year gold and silver production increased 1% and 4%, respectively, compared to 2017. Palmarejo’s fourth quarter and full-year adjusted costs applicable to sales (“CAS”) per average spot silver equivalent ounce (“AgEqOz”)[1] decreased 4% and 14%, respectively. At Rochester, fourth quarter silver and gold production increased 14% and 8%, respectively, compared to the third quarter, while full-year silver and gold production both increased 7% compared to 2017. Rochester’s fourth quarter and full-year adjusted CAS per AgEqOz[1] decreased 5% and 4%, respectively

•
Increased production from Jualin resulted in strong fourth quarter results at Kensington - Nearly 10,500 ounces of gold were mined from the high-grade Jualin deposit during the fourth quarter, leading to a 24% increase in the average gold grade, a 32% increase in production (inclusive of pre-commercial), and a 23% reduction in CAS per AuOz[1] quarter-over-quarter

•
Completed acquisition to further enhance portfolio quality and future pipeline - On November 19, 2018, Coeur completed the acquisition of an extensive land package adjacent to its Rochester operation in northern Nevada for $19 million from Alio Gold Inc. The acquisition included the Lincoln Hill Project, which is located approximately four miles west of Rochester and contains estimated gold grades nearly four-times higher than Rochester’s gold reserves.2 In total, the acquisition more than doubles Rochester’s land position from roughly 16,300 acres (approximately 6,600 hectares) to over 40,300 acres (approximately 16,300 hectares)

•
Continued ramp-up at Silvertip - Operations at Silvertip continued to ramp up during the fourth quarter and into 2019. Despite tracking behind original expectations, the Company continues to target a 1,100 ton per day (“tpd”) (1,000 metric tonne per day ("mtpd")) processing rate by the end of the first quarter. Throughput rates continue to improve, with January representing the best month of operating performance since the ramp-up of the mine and mill began last year. Coeur anticipates receiving approval for the permit amendment application that will allow for a sustained mining and milling rate of 1,100 tpd (1,000 mtpd) on a year-round basis in early 2019

•
Weaker-than-expected fourth quarter at Wharf - Fourth quarter results were impacted by the placement of lower grade ore during the quarter and by temporary percolation leach pad issues that resulted in slower-than-anticipated recoveries in the quarter. Full-year results were also impacted by unplanned weather-related downtime experienced in the third quarter and timing of leach pad recoveries. Year-to-date 2019 performance at Wharf has rebounded and the Company expects full-year production to return to levels comparable to prior years

•
Fourth consecutive year of reserve growth[2] as exploration programs continue to deliver solid results - Coeur’s full-year exploration investment totaled $44.0 million, comprised of $25.4 million of expensed exploration and $18.6 million of capitalized exploration. The Company drilled over 690,000 feet (210,300 meters) in 2018, its highest annual total since 2012. Proven and probable reserves from continuing operations totaled 2.8 million ounces of gold, 171.3 million ounces of silver, 291.2 million pounds of zinc and 197.5 million pounds of lead, an overall reserve increase year-over-year.[2] The strong reserve growth was driven by the Company’s continued investment in its success-based exploration program

“The Company remains committed to its strategy of being a balanced gold and silver producer with a focus on generating sustainable, high-quality growth and cash flow from a North American asset base,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “During 2018, we significantly decreased our geopolitical risk profile and further positioned the Company for future growth. We completed two strategic acquisitions of Nevada-based gold and silver assets last year and finalized the sale of the higher-cost San Bartolomé silver operation in Bolivia. In addition, we commenced operations at our new Silvertip operation in British Columbia, which is expected to become a significant contributor of high-margin, long-life production and cash flow for the Company. While Silvertip’s ramp-up has been slower than initially planned, we are steadily increasing mining and processing rates and remain enthusiastic about its future.
“Two other notable accomplishments last year were our drilling success and our cost performance. We successfully increased overall reserves for the fourth consecutive year while bolstering our growth pipeline through our high-return brownfield drilling investments,” continued Mr. Krebs. “Regarding cost performance, Palmarejo, Rochester and Wharf all beat their full-year unit cost guidance. Kensington achieved adjusted CAS per AuOz1 of $842 during the fourth quarter, 23% lower than the third quarter, largely due to the contribution of high-grade ounces from the Jualin deposit. Companywide capital expenditures and general and administrative expenses were in line with full-year guidance.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Revenue	$625.9	$143.8	$148.8	$170.0	$163.3	$709.6	$214.6
Costs Applicable to Sales	$441.0	$116.6	$116.9	$108.2	$99.3	$440.3	$122.0
General and Administrative Expenses	$31.3	$7.1	$7.7	$7.7	$8.8	$33.6	$9.2
Net Income (Loss)	$(49.0)	$0.4	$(53.0)	$2.9	$0.7	$10.9	$14.3
Net Income (Loss) Per Share	$(0.26)	$0.00	$(0.29)	$0.02	$0.00	$0.06	$0.08
Adjusted Net Income (Loss)[1]	$(2.2)	$16.1	$(19.7)	$1.1	$0.3	$4.2	$14.1
Adjusted Net Income (Loss)[1] Per Share	$(0.01)	$0.08	$(0.11)	$0.01	$0.00	$0.02	$0.08
Weighted Average Shares Outstanding	188.6	199.5	185.2	187.5	187.6	184.1	187.0
EBITDA[1]	$87.1	$7.9	$(12.3)	$42.1	$49.4	$202.9	$69.6
Adjusted EBITDA[1]	$157.3	$36.2	$24.7	$48.4	$49.2	$203.3	$77.0
Cash Flow from Operating Activities	$20.1	$0.1	$5.8	$(1.3)	$15.5	$197.2	$91.8
Capital Expenditures	$140.8	$17.8	$39.5	$41.2	$42.3	$136.7	$47.1
Free Cash Flow[1]	$(120.7)	$(17.7)	$(33.7)	$(42.5)	$(26.8)	$60.4	$44.8
Cash, Equivalents & Short-Term Investments	$115.1	$115.1	$104.7	$123.5	$159.6	$192.0	$192.0
Total Debt[2]	$458.8	$458.8	$429.2	$419.7	$414.0	$411.3	$411.3
Average Realized Price Per Ounce – Silver	$15.65	$14.59	$14.68	$16.48	$16.70	$16.96	$16.57
Average Realized Price Per Ounce – Gold	$1,218	$1,214	$1,150	$1,241	$1,268	$1,204	$1,224
Average Realized Price Per Pound – Zinc	$1.12	$1.07	$0.94	$—	$—		$—
Average Realized Price Per Pound – Lead	$0.90	$0.87	$0.85	$—	$—		$—
Silver Ounces Produced	12.8	3.5	2.9	3.2	3.2	12.1	3.7
Gold Ounces Produced	359,520	92,546	87,539	94,052	85,383	383,086	118,756
Zinc Pounds Produced	4.2	3.1	1.1	—	—	—	—
Lead Pounds Produced	2.1	1.7	0.4	—	—	—	—
Silver Equivalent Ounces Produced[1]	34.7	9.4	8.2	8.8	8.3	35.1	10.8
Silver Equivalent Ounces Produced (Average Spot)[1]	42.3	11.2	10.1	10.6	9.9	40.4	12.8
Silver Ounces Sold	12.4	3.1	2.9	3.2	3.2	12.7	3.8
Gold Ounces Sold	350,508	79,291	89,609	94,455	87,153	410,604	123,564
Zinc Pounds Sold	4.4	2.6	1.8	—	—	—	—
Lead Pounds Sold	2.6	1.4	1.2	—	—	—	—
Silver Equivalent Ounces Sold[1]	33.8	8.0	8.5	8.9	8.4	37.3	11.1
Silver Equivalent Ounces Sold (Average Spot)[1]	41.2	10.1	10.4	10.7	10.1	43.0	13.2
Adjusted CAS per AgEqOz[1]	$10.23	$11.06	$10.77	$9.44	$9.69	$10.62	$9.43
Adjusted CAS per Average Spot AgEqOz[1]	$8.83	$9.35	$9.22	$8.26	$8.48	$9.59	$8.35
Adjusted CAS per AuEqOz[1]	$978	$880	$1,005	$1,028	$955	$822	$800
Adjusted AISC per AgEqOz[1]	$17.74	$18.33	$17.70	$17.62	$17.20	$15.90	$14.45
Adjusted AISC per Average Spot AgEqOz[1]	$14.55	$14.64	$14.45	$14.65	$14.33	$13.82	$12.26

Financial Results
Fourth quarter revenue of $143.8 million was slightly lower compared to the prior quarter. Average realized gold and silver prices for the quarter were $1,214 and $14.59 per ounce, respectively, or 6% higher and 1% lower quarter-over-quarter.

For the full year, the Company generated revenue of $625.9 million compared to $709.6 million in 2017. Average realized gold and silver prices were $1,218 and $15.65, respectively, which were 1% higher and 8% lower year-over-year.
Average realized gold prices during the fourth quarter and for the full year reflect the sale of 5,458 and 35,807 gold ounces, respectively, at a price of $800 per ounce pursuant to Palmarejo’s gold stream agreement. The Company’s U.S. operations accounted for approximately 59% of 2018 revenue, unchanged from the prior year. Gold sales contributed 68% of 2018 revenue and silver sales contributed 31%.
Fourth quarter and full-year revenue also reflect the impact of the bankruptcy filing of RMC, which occurred in early November 2018. Approximately 6,500 ounces and 0.4 million ounces of the Company’s gold and silver, respectively, were affected by RMC’s Chapter 11 filing. As a result, Coeur was unable to recognize the revenue or collect the corresponding cash proceeds associated with that material. The Company recognized a $6.5 million write-down on its income statement to establish a receivable related to amounts owed from RMC, which resulted in an unfavorable change in working capital in the quarter. The amount of the write-down was determined in accordance with U.S. GAAP and may not be indicative of the actual amount that will be ultimately recovered from RMC.
Costs applicable to sales were $116.6 million and $441.0 million for the fourth quarter and full year, respectively, relatively flat compared to the same periods in the prior year. Lower overall costs applicable to sales were offset by inventory adjustments relating to concentrate at Silvertip, which totaled $18.0 million and $26.7 million for the fourth quarter and full year, respectively.
General and administrative expenses were $7.1 million and $31.3 million for the fourth quarter and full year, respectively, or 8% and 7% lower quarter-over-quarter and year-over-year. These decreases were largely driven by lower employee-related expenses. Exploration expense for the fourth quarter and full year was $4.1 million and $25.4 million, respectively. The Company focused its resource expansion efforts on its highest, near-mine growth targets at Palmarejo, Kensington and Silvertip. See page 11 for further details.
During the fourth quarter, the Company recorded an income tax benefit of $36.2 million, largely due to the release of a valuation allowance on its U.S. deferred tax assets in accordance with U.S. GAAP. For the full year, the Company recorded an income tax benefit of $16.8 million.
Operating cash flow of $0.1 million and $20.1 million for the fourth quarter and full year, respectively, was impacted by changes in working capital. Excluding changes in working capital, fourth quarter and full-year operating cash flow were $24.5 million and $112.4 million, respectively. Fourth quarter working capital was largely driven by unfavorable movements in inventory, primarily from Silvertip and material that was impacted by RMC’s bankruptcy. Full-year working capital was also impacted by accounts receivable, largely related to the timing of Mexican value-added tax refunds, as well as income and mining tax payments at Palmarejo associated with 2017 earnings.
Fourth quarter capital expenditures of $17.8 million decreased 55% quarter-over-quarter primarily due to the declaration of commercial production at Silvertip. Full-year capital expenditures of $140.8 million were relatively flat year-over-year. Sustaining and development capital expenditures accounted for approximately 60% and 40%, respectively, of the Company’s capital expenditures in 2018.

Operations
Fourth quarter and full-year 2018 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	1,382,471	378,389	300,116	344,073	359,893	1,498,421	389,524
Average silver grade (oz/t)	6.49	5.96	6.26	6.86	6.88	5.62	6.92
Average gold grade (oz/t)	0.10	0.08	0.10	0.11	0.10	0.09	0.10
Average recovery rate – Ag	83.8%	84.0%	82.2%	87.5%	81.4%	86.0%	87.0%
Average recovery rate – Au	88.9%	97.6%	88.8%	89.9%	80.4%	90.0%	92.0%
Silver ounces produced (000’s)	7,516	1,893	1,544	2,066	2,013	7,242	2,346
Gold ounces produced	122,722	31,239	27,885	33,702	29,896	121,569	37,537
Silver equivalent ounces produced[1] (000’s)	14,880	3,768	3,217	4,088	3,807	14,536	4,600
Silver equivalent ounces produced[1] (average spot) (000’s)	17,429	4,528	3,796	4,728	4,382	16,207	5,209
Silver ounces sold (000’s)	7,229	1,534	1,572	2,092	2,031	7,586	2,343
Gold ounces sold	115,592	23,667	29,830	31,207	30,888	131,743	38,953
Silver equivalent ounces sold[1] (000’s)	14,165	2,955	3,362	3,964	3,884	15,491	4,681
Silver equivalent ounces sold[1] (average spot) (000’s)	16,566	3,530	3,981	4,557	4,479	17,301	5,331
Average realized price per silver ounce	$15.77	$14.57	$14.75	$16.49	$16.73	$16.96	$16.57
Average realized price per gold ounce	$1,140	$1,148	$1,082	$1,162	$1,168	$1,110	$1,139
Metal sales	$245.8	$49.6	$55.5	$70.7	$70.0	$274.8	$83.2
Costs applicable to sales	$120.1	$27.1	$31.6	$30.3	$31.1	$146.2	$36.0
Adjusted CAS per AgEqOz[1]	$8.46	$9.11	$9.39	$7.64	$8.01	$9.36	$7.54
Adjusted CAS per average spot AgEqOz[1]	$7.23	$7.62	$7.93	$6.64	$6.94	$8.38	$6.64
Exploration expense	$10.5	$0.1	$3.2	$3.2	$4.0	$11.9	$2.7
Cash flow from operating activities	$50.5	$13.3	$8.6	$1.3	$27.3	$139.9	$52.1
Sustaining capital expenditures (excludes capital lease payments)	$24.4	$3.6	$2.0	$9.5	$9.3	$22.5	$4.9
Development capital expenditures	$5.0	$2.3	$2.7	$—	$—	$7.4	$2.1
Total capital expenditures	$29.4	$5.9	$4.7	$9.5	$9.3	$29.9	$7.0
Free cash flow[1]	$21.1	$7.4	$3.9	$(8.2)	$18.0	$110.0	$45.1

•
Fourth quarter gold and silver production increased 12% and 23%, respectively, to 31,239 and 1.9 million ounces compared to the prior quarter. Full-year gold and silver production increased 1% and 4%, respectively, to 122,722 ounces and 7.5 million ounces

•	Higher production during the quarter was driven largely by increased throughput as the Company processed ore that was initially scheduled to be processed in the third quarter

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Fourth quarter adjusted CAS per average spot AgEqOz[1] decreased 4% to $7.62 compared to the prior quarter and full-year adjusted CAS per average spot AgEqOz[1] decreased 14% year-over-year to $7.23. The quarterly decrease was largely due to higher throughput, partially offset by lower grades. The year-over-year decline was primarily due to higher gold and silver grades

•
Underground development at the La Nación deposit, located between the Independencia and Guadalupe underground mines, remains on-schedule. Production is expected to commence in the second half of 2019, providing additional mill feed to supplement existing ore sources

•
Palmarejo generated free cash flow[1] of $21.1 million for the full year. The decrease compared to the prior year was primarily driven by $39.6 million of cash income and mining taxes paid in 2018, $17.0 million of which was associated with 2017 earnings

•
Full-year 2019 production is expected to be 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver. Comparatively lower gold production is largely attributable to an expected reduction in overall gold grade

•	CAS are expected to be $650 - $750 per gold ounce and $9.00 - $10.00 per silver ounce

•	Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Ore tons placed	16,169,807	3,674,566	4,061,082	4,083,028	4,351,131	16,440,270	4,171,451
Average silver grade (oz/t)	0.52	0.46	0.52	0.53	0.54	0.53	0.50
Average gold grade (oz/t)	0.004	0.004	0.004	0.004	0.003	0.003	0.003
Silver ounces produced (000’s)	5,038	1,466	1,290	1,125	1,157	4,714	1,361
Gold ounces produced	54,388	15,926	14,702	12,273	11,487	51,051	18,995
Silver equivalent ounces produced[1] (000’s)	8,301	2,422	2,172	1,861	1,846	7,777	2,500
Silver equivalent ounces produced[1] (average spot) (000’s)	9,431	2,809	2,477	2,095	2,067	8,478	2,808
Silver ounces sold (000’s)	4,855	1,391	1,248	1,097	1,119	4,931	1,457
Gold ounces sold	52,789	15,339	14,257	12,030	11,163	54,642	20,002
Silver equivalent ounces sold[1] (000’s)	8,022	2,310	2,104	1,819	1,789	8,210	2,658
Silver equivalent ounces sold[1] (average spot) (000’s)	9,118	2,683	2,400	2,048	2,004	8,961	2,969
Average realized price per silver ounce	$15.50	$14.53	$14.70	$16.47	$16.66	$16.98	$16.58
Average realized price per gold ounce	$1,261	$1,234	$1,204	$1,297	$1,331	$1,262	$1,279
Metal sales	$141.8	$39.1	$35.5	$33.7	$33.5	$152.7	$49.7
Costs applicable to sales	$105.7	$29.4	$27.5	$24.5	$24.3	$107.9	$34.0
Adjusted CAS per AgEqOz[1]	$13.04	$12.57	$13.04	$13.36	$13.33	$13.08	$12.77
Adjusted CAS per average spot AgEqOz[1]	$11.47	$10.83	$11.42	$11.87	$11.89	$11.97	$11.37
Exploration expense	$0.3	—	$0.1	$0.2	$—	$1.4	$0.5
Cash flow from operating activities	$33.0	$17.9	$5.7	$6.0	$3.4	$32.3	$26.1
Sustaining capital expenditures (excludes capital lease payments)	$10.7	$7.1	$2.7	$0.4	$0.5	$2.7	$0.9
Development capital expenditures	$(0.8)	$(4.1)	$0.9	$0.3	$2.1	$38.2	$5.9
Total capital expenditures	$9.9	$3.0	$3.6	$0.7	$2.6	$40.9	$6.8
Free cash flow[1]	$23.1	$14.9	$2.1	$5.3	$0.8	$(8.6)	$19.3

•
Silver and gold production during the fourth quarter increased 14% and 8%, respectively, to 1.5 million and 15,926 ounces, compared to the prior quarter. For the full year, silver production was 5.0 million ounces while gold production was 54,388 ounces, both 7% higher than 2017

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Production was positively impacted by the continued strong performance of both the Stage IV and Stage III leach pads. These positive results outweighed the impact of lower crushing rates during the fourth quarter, which were anticipated following the decommissioning of the 15,000 tpd in-pit crusher

•
Fourth quarter adjusted CAS per average spot AgEqOz[1] of $10.83 were 5% lower compared to the prior quarter due to strong production results in combination with lower leaching and processing costs. Full-year CAS per average spot AgEqOz[1] of $11.47 were 4% lower than in 2017

•
The concrete foundation for the initial high-pressure grinding roll (“HPGR”) unit and its structural erection were completed in late January 2019. Ore production utilizing the HPGR unit is anticipated to commence in the second quarter, with silver recoveries expected to increase beginning mid-year

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Free cash flow[1] for the fourth quarter increased to $14.9 million from $2.1 million the prior quarter due to improved production and lower capital expenditures. Full-year free cash flow[1] of $23.1 million improved substantially from 2017, largely reflecting the first full year of ore placement at the expanded Stage IV leach pad

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Full-year 2019 production is expected to be 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold. Given the timing of the installation of the initial HPGR unit and a new secondary crusher, production is expected to be higher during the second half of the year

•	CAS in 2019 are expected to be $12.50 - $13.50 per silver ounce and $1,000 - $1,100 per gold ounce

•	Capital expenditures are expected to be approximately $17 - $20 million, including approximately $12 - $15 million associated with the initial HPGR unit

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	641,058	149,998	163,603	168,751	158,706	668,727	167,631
Average gold grade (oz/t)	0.18	0.21	0.17	0.16	0.17	0.18	0.22
Average recovery rate	92.3%	91.1%	90.4%	92.6%	94.0%	93.5%	92.8%
Gold ounces produced	105,570	28,421	25,515	25,570	26,064	115,094	34,932
Gold ounces sold	106,555	24,987	25,648	28,165	27,763	125,982	35,634
Average realized price per gold ounce	$1,247	$1,246	$1,161	$1,269	$1,307	$1,226	$1,244
Metal sales	$132.9	$31.1	$29.8	$35.7	$36.3	$154.5	$44.3
Costs applicable to sales	$112.4	$21.4	$28.2	$34.2	$28.6	$116.1	$32.0
Adjusted CAS per AuOz[1]	$1,050	$842	$1,091	$1,195	$1,010	$920	$896
Exploration expense	$5.9	$1.3	$1.6	$1.4	$1.6	$8.6	$2.8
Cash flow from operating activities	$15.3	$7.9	$(0.4)	$3.2	$4.6	$37.6	$16.8
Sustaining capital expenditures (excludes capital lease payments)	$37.2	$9.8	$9.7	$9.2	$8.5	$20.7	$8.0
Development capital expenditures	$7.5	$0.8	$2.3	$1.5	$2.9	$15.5	$4.0
Total capital expenditures	$44.7	$10.6	$12.0	$10.7	$11.4	$36.2	$12.0
Free cash flow[1]	$(29.4)	$(2.7)	$(12.4)	$(7.5)	$(6.8)	$1.4	$4.8

•
Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above exclude pre-commercial production. Including pre-commercial production, full-year gold production totaled 113,778 ounces in 2018 and was relatively flat year-over-year

•
Including pre-commercial production, fourth quarter gold production of 35,335 ounces represented a 32% increase quarter-over-quarter and was slightly higher compared to the same period the prior year, largely driven by additional production from Jualin

•
Average gold grade increased approximately 24% in the fourth quarter to 0.21 ounces per ton (“oz/t”), compared to 0.17 oz/t in the prior quarter, driven primarily by production from Jualin. Average gold grade of 0.18 oz/t for 2018 was flat year-over-year

•
Approximately 23,000 tons of development ore and 3,000 tons of stope ore were mined from Jualin during the fourth quarter, yielding production (inclusive of pre-commercial) of nearly 10,500 ounces of gold at a grade of 0.40 oz/t.

•
Adjusted CAS during the fourth quarter declined 23% to $842 per AuOz[1], driven primarily by the high-grade production at Jualin. Full-year adjusted CAS per AuOz[1] of $1,050, 14% higher compared to 2017, reflected lower recoveries and fewer ounces sold

•
Negative free cash flow[1] of $29.4 million for the year was impacted by increased capital expenditures driven by higher underground development expenditures at Kensington, Jualin and Raven as well as higher mining equipment expenditures

•	Production in 2019 is expected to be 117,000 - 130,000 ounces of gold

•	CAS in 2019 are expected to be $950 - $1,050 per ounce

•	Capital expenditures are expected to be $20 - $25 million in 2019

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Ore tons placed	4,923,774	1,644,168	1,127,391	1,075,820	1,076,395	4,560,441	1,124,785
Average gold grade (oz/t)	0.022	0.020	0.023	0.023	0.022	0.027	0.029
Gold ounces produced	76,840	16,960	19,437	22,507	17,936	95,372	27,292
Silver ounces produced (000’s)	51	13	13	13	12	64	16
Gold equivalent ounces produced[1]	77,683	17,175	19,646	22,729	18,133	96,431	27,560
Gold ounces sold	75,572	15,306	19,874	23,053	17,339	98,237	28,975
Silver ounces sold (000’s)	48	11	12	14	11	74	16
Gold equivalent ounces sold[1]	76,373	15,488	20,081	23,282	17,522	99,472	29,256
Average realized price per gold ounce	$1,267	$1,247	$1,198	$1,285	$1,341	$1,269	$1,278
Metal sales	$96.5	$19.3	$24.0	$29.8	$23.4	$125.9	$37.3
Costs applicable to sales	$67.2	$14.6	$18.0	$19.3	$15.3	$69.3	$19.9
Adjusted CAS per AuEqOz[1]	$876	$938	$895	$824	$870	$700	$682
Exploration expense	$0.1	—	$0.1	$—	$—	$0.3	$0.1
Cash flow from operating activities	$11.9	$(1.9)	$3.7	$11.5	$(1.4)	$49.6	$17.2
Sustaining capital expenditures (excludes capital lease payments)	$3.4	$0.7	$1.2	$1.2	$0.3	$5.8	$1.6
Development capital expenditures	$—	$—	$—	$—	$—	$3.0	$1.7
Total capital expenditures	$3.4	0.7	$1.2	$1.2	$0.3	$8.8	$3.3
Free cash flow[1]	$8.5	$(2.6)	$2.5	$10.3	$(1.7)	$40.8	$13.9

•
Gold production decreased 13% quarter-over-quarter to 16,960 ounces in the fourth quarter. This was primarily due to the placement of lower grade ore during the quarter as well as temporary percolation issues resulting in slower-than-anticipated recoveries

•	For the full year, gold production decreased 19% to 76,840 ounces as a result of unplanned weather-related downtime in the third quarter and timing of leach pad recoveries

•	Tons placed for the full year reached 4.9 million, up from 4.6 million in 2017 and 4.3 million in 2016

•
Fourth quarter and full-year adjusted CAS per AuEqOz[1] increased 5% and 25%, respectively, to $938 and $876, compared to the prior quarter and 2017, primarily due to lower production levels as well as higher crushing and diesel costs

•
Free cash flow[1] of $8.5 million for the full year was lower than 2017 due to a decline in production resulting from lower average grades and the timing of leach pad recoveries. Since acquiring the operation in February 2015 for $99 million, Wharf has generated $135.7 million of free cash flow[1]

•	Production in 2019 is anticipated to be more in line with historical periods, with gold production expected to be 82,000 - 87,000 ounces. CAS are expected to be $850 - $950 per ounce

•	Capital expenditures are expected to be approximately $3 - $5 million in 2019

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Tons milled	49,454	38,802	10,652	—	—	—	—
Average silver grade (oz/t)	6.19	6.06	6.66	—	—	—	—
Average zinc grade (%)	6.2%	5.8%	8.0%	—%	—%	—%	—%
Average lead grade (%)	4.0%	3.9%	4.3%	—%	—%	—%	—%
Average recovery rate – Ag	59.6%	60.5%	56.3%	—%	—%	—%	—%
Average recovery rate – Zn	67.8%	69.1%	64.5%	—%	—%	—%	—%
Average recovery rate – Pb	52.5%	54.7%	45.1%	—%	—%	—%	—%
Silver ounces produced (000's)	182	142	40	—	—	—	—
Zinc pounds produced (000's)	4,181	3,082	1,099	—	—	—	—
Lead pounds produced (000's)	2,072	1,659	413	—	—	—	—
Silver equivalent ounces produced[1] (000's)	537	410	127	—	—	—	—
Silver equivalent ounces produced[1] (average spot) (000's)	641	488	153	—	—	—	—
Silver ounces sold (000's)	223	124	99	—	—	—	—
Zinc pounds sold (000's)	4,376	2,604	1,772	—	—	—	—
Lead pounds sold (000's)	2,649	1,419	1,230	—	—	—	—
Silver equivalent ounces sold[1] (000's)	618	351	267	—	—	—	—
Silver equivalent ounces sold[1] (average spot) (000's)	732	418	267	—	—	—	—
Average realized price per silver ounce	$15.00	$15.54	$13.46	$—	$—	$—	$—
Average realized price per zinc pound	$1.12	$1.07	$0.94	$—	$—	$—	$—
Average realized price per lead pound	$0.90	$0.87	$0.85	$—	$—	$—	$—
Metal sales	$8.9	$4.8	$4.1	$—	$—	$—	$—
Costs applicable to sales	$35.6	$24.1	$11.5	$—	$—	$—	$—
Adjusted CAS per AgEqOz[1]	$14.40	$17.40	$10.46	$—	$—	$—	$—
Adjusted CAS per average spot AgEqOz[1]	$12.16	$14.39	$8.69	$—	$—	$—	$—
Exploration expense	$2.7	$0.3	$2.3	$0.1	$—	$—	$—
Cash flow from operating activities	$(40.9)	$(34.1)	$(6.8)	$—	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$8.6	$8.2	$0.4	$—	$—	$—	$—
Development capital expenditures	$44.3	$(10.8)	$17.5	$19.0	$18.6	$—	$—
Total capital expenditures	$52.9	$(2.6)	$17.9	$19.0	$18.6	$—	$—
Free cash flow[1]	$(93.8)	$(31.5)	$(24.7)	$(19.0)	$(18.6)	$—	$—

•	Silvertip achieved commercial production on September 1, 2018. The operating and financial metrics shown in the table above exclude pre-commercial production

•
On December 27, 2018, Coeur announced an initial reserve estimate and updated resource estimate. The Company filed a technical report in accordance with Canadian National Instrument 43-101 on February 8, 2019

•
Including pre-commercial production, production of silver, zinc and lead during the fourth quarter increased 48%, 41% and 42%, respectively, compared to the prior quarter. The increases were primarily driven by comparatively higher mill throughput rates compared to previous quarters

•
Although throughput has been slower to ramp up due to mill maintenance projects, the Company continues progressing towards its target of a 1,100 tpd (1,000 mtpd) processing rate by the end of the first quarter

•
The Company remains focused on improvements in four key areas: (i) mill projects targeting higher availability, (ii) maintenance procedures and systems, (iii) supply chain and procurement, and (iv) employee training and development

•
Recovery rates continued to improve throughout the fourth quarter and are expected to trend higher as mill consistency improves and the flotation circuit is optimized. Average metal grade is also expected to improve as depleted ore from historic stockpiles is replaced with newly-mined underground material

•	Capital expenditures in the fourth quarter were largely impacted by the first full quarter of commercial production and by a sale-leaseback of the newly-constructed 220-person camp facility

•	Permitting efforts remain on track to receive approval for the permit amendment application allowing for a year-round mining and milling rate of 1,100 tpd (1,000 mtpd) in early 2019

•	2019 production is expected to total 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

•	CAS are expected to be $14.00 - $16.00 per ounce of silver, $1.00 - $1.25 per pound of zinc and $0.85 - $1.05 per pound of lead

•	2019 capital expenditures are expected to total $20 - $25 million

Exploration
During the fourth quarter, Coeur’s exploration activities transitioned from completing key drill programs to updating and refining its geologic models as well as developing strategic priorities for 2019. Expensed resource expansion drilling declined 50% quarter-over-quarter to $4.1 million, while capitalized resource infill drilling declined 35% to $1.5 million. Up to ten drill rigs were active during the quarter, with drilling activity present at Palmarejo, Kensington and Rochester as well as at early-stage projects near Tonopah, Nevada, in northern Chihuahua, Mexico and at the Company’s recently acquired Sterling Gold Project.
At Palmarejo, two drill rigs were active at the end of the year, down from a high of seven during the first quarter. During the first half of the year, resource expansion drilling targeted the La Nación deposit and demonstrated the presence of several zones of thick mineralization (“clavos”). Resource expansion drilling also targeted veins west of Guadalupe and north of Independencia. Infill drilling continued at the Guadalupe and Independencia veins, with results within the Las Animas zone at Guadalupe being a highlight near year-end. Over 244,000 feet (74,500 meters) were drilled at Palmarejo during the year, representing the Company’s largest exploration investment. For 2019, priorities at Palmarejo will shift to resource discovery of new high-grade clavos as well as continued infill on Guadalupe, Independencia and Nación veins.
At Kensington, the Company prioritized resource expansion drilling during 2018. Discovery and expansion drilling focused on the Elmira, Seward and Ophir veins, with a district-wide focus on discovery of high-grade veins similar to Jualin located near existing infrastructure. Infill drilling during the year targeted the Upper Kensington Zone 30 and Raven veins. In the beginning of 2019, the Company expects to initially focus on infill drilling then shift to testing new targets at several areas that were sampled in 2018. Over the course of the year, infill drilling is expected to continue at Kensington Main, Raven and Elmira.
At Rochester, infill drilling slowed during the fourth quarter but remained focused on the main Rochester Pit and surrounding areas, including Northeast Pit and South Charlie. Additionally, exploration efforts were directed at engineering and condemnation drilling for the Plan of Operations Amendment 11 expansion area. In 2019, resource infill drilling will continue and basic target generation work is expected to be completed at the recently acquired Lincoln Hill Project.
At the Sterling Gold Project, acquired in October 2018, two reverse circulation rigs were focused on infill drilling at the Sterling Mine area. Coeur drilled a total of 41 holes during the fourth quarter. Including drilling activity by Northern Empire prior to its acquisition by the Company, a total of 99,291 feet (30,272 meters) were drilled in 2018 with roughly one-third focused on the Sterling Mine and the remaining two-thirds focused on the Crown Block. The Company will prioritize resource expansion in 2019, focused on shallow, low-strip, oxide gold mineralization, initially at the Sterling Mine and shifting to the Crown Block during the second quarter, where drilling is expected to continue for the remainder of the year.

2019 Guidance Framework
Following a comprehensive review of the Company’s historical guidance framework, Coeur is modifying its production and cost guidance framework for 2019. Key changes include:

•	Elimination of silver equivalence - Production and unit cost guidance will focus on site-level figures by metal rather than silver equivalent units

•	Change in unit cost methodology - Site-level unit cost figures will be presented on a co-product basis, with the exception of Wharf, which will be presented on a by-product basis

•	Elimination of all-in-sustaining costs (“AISC”) - The Company will no longer provide guidance or financial reporting on AISC

•	Price and foreign exchange assumptions - The Company will note key price and foreign exchange assumptions underpinning guidance ranges

Coeur plans to discontinue its reporting of silver equivalent metrics and begin providing cost metrics on a co-product basis (or by-product, in the case of Wharf) in conjunction with its first quarter 2019 financial results. The fourth quarter and full-year 2018 earnings presentation will include historical reconciliations for unit cost metrics for the four quarterly and full-year 2018 periods.

2019 Production Guidance

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

2019 Costs Applicable to Sales Guidance

	Gold	Silver	Zinc	Lead
	($/oz)	($/oz)	($/lb)	($/lb)
Palmarejo (co-product)	$650 - $750	$9.00 - $10.00	—	—
Rochester (co-product)	$1,000 - $1,100	$12.50 - $13.50	—	—
Kensington	$950 - $1,050	—	—	—
Wharf (by-product)	$850 - $950	—	—	—
Silvertip (co-product)	—	$14.00 - $16.00	$1.00 - $1.25	$0.85 - $1.05

2019 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$70 - $80
Capital Expenditures, Development	$30 - $40
Exploration, Expensed	$18 - $22
Exploration, Capitalized	$8 - $12
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,275/oz. gold, $15.50/oz. silver, $1.15/lb. zinc and $0.95/lb. lead as well as CAD of 1.30 and MXN of 20.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2018 financial results on February 21, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through March 7, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 27 575

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Wharf gold mine in South Dakota, and the Kensington gold mine in Alaska. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, capital expenditures, milling and mining rates, recovery rates, exploration expenditures, expenses, cash flow, expectations regarding Silvertip, including but not limited to timing of receipt of permits, grades, exploration and development efforts, the timing and impact of installation of HPGR units at Rochester, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated benefits of acquisitions are not realized, the risk that expectations regarding the timing of Silvertip obtaining necessary permits, the risk that HPGR units will not be installed at Rochester on a timely basis or the anticipated benefits thereof will not be achieved, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver ounce (or per gold ounce), all-in sustaining costs, and adjusted all-in sustaining costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver ounce (or per gold ounce), all-in sustaining costs, and adjusted all-in sustaining costs are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2017.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver equivalent ounce (or per gold equivalent ounce or per average spot silver equivalent ounce), adjusted costs applicable to sales per silver ounce (or per gold ounce), all-in sustaining costs, and adjusted all-in sustaining costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow. Silver equivalence assumes silver-to-gold, -lead and -zinc ratios of 60:1, 0.05:1 and 0.06:1, respectively, except where noted as average spot prices. Please see the table below for average applicable spot prices and corresponding ratios. Unit cost guidance on a spot equivalent basis assumes silver-to-gold, -zinc and -lead equivalence ratios of 75:1, 0.09:1 and 0.07:1, respectively.

2.
Year-end 2018 reserves and resources as published by Coeur on February 20, 2019. Figures reflect reserves and resources from continuing operations and exclude the San Bartolomé mine, which Coeur divested on February 28, 2018, through the sale of its 100%-owned Bolivian subsidiary. San Bartolomé is excluded from consolidated operating statistics for all periods presented unless otherwise noted.

3.	Includes capital leases. Net of debt issuance costs and premium received.

4.	Full-year 2018 production results and guidance includes pre-commercial production from Kensington (Jualin) and Silvertip.

Average Spot Prices

	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Average Silver Spot Price Per Ounce	$15.71	$14.54	$15.02	$16.53	$16.77	$17.05	$16.73
Average Gold Spot Price Per Ounce	$1,268	$1,226	$1,213	$1,306	$1,329	$1,257	$1,275
Average Silver to Gold Spot Equivalence	81:1	84:1	81:1	79:1	79:1	74:1	76:1
Average Zinc Spot Price Per Pound	$1.33	$1.19	$1.15	$1.41	$1.55	$1.31	$1.47
Average Silver to Zinc Spot Equivalence	0.08:1	0.08:1	0.08:1	0.09:1	0.09:1	0.08:1	0.09:1
Average Lead Spot Price Per Pound	$1.02	$0.89	$0.95	$1.08	$1.14	$1.05	$1.13
Average Silver to Lead Spot Equivalence	0.06:1	0.06:1	0.06:1	0.07:1	0.07:1	0.06:1	0.07:1

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Year ended December 31,
	2018	2017	2016
	In thousands, except share data
Revenue	$625,904	$709,598	$571,897
COSTS AND EXPENSES
Costs applicable to sales(1)	440,950	440,260	335,375
Amortization	128,473	146,549	116,528
General and administrative	31,345	33,616	29,275
Exploration	25,397	30,311	12,930
Pre-development, reclamation, and other	20,043	18,936	14,411
Total costs and expenses	646,208	669,672	512,965
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	(9,342)	(21,365)
Fair value adjustments, net	3,638	(864)	(11,581)
Interest expense, net of capitalized interest	(24,364)	(16,440)	(36,896)
Other, net	(24,705)	26,643	98
Total other income (expense), net	(45,431)	(3)	(69,744)
Income (loss) before income and mining taxes	(65,735)	39,923	(10,812)
Income and mining tax (expense) benefit	16,780	(28,998)	33,247
Income (loss) from continuing operations	$(48,955)	$10,925	$22,435
Income (loss) from discontinued operations	550	(12,244)	32,917
NET INCOME (LOSS)	$(48,405)	$(1,319)	$55,352
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on debt and equity securities	26	3,227	3,222
Reclassification adjustments for impairment of equity securities	—	426	703
Reclassification adjustments for realized (gain) loss on sale of equity securities	—	1,354	(2,691)
Other comprehensive income (loss)	26	5,007	1,234
COMPREHENSIVE INCOME (LOSS)	$(48,379)	$3,688	$56,586

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.26)	$0.06	$0.14
Net income (loss) from discontinued operations	0.00	(0.07)	0.21
Basic(2)	$(0.26)	$(0.01)	$0.35
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.26)	$0.06	$0.14
Net income (loss) from discontinued operations	0.00	(0.07)	0.20
Diluted(2)	$(0.26)	$(0.01)	$0.34
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
	2018	2017	2016
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(48,405)	$(1,319)	$55,352
(Income) loss from discontinued operations	(550)	12,244	(32,917)
Adjustments:
Amortization	128,473	146,549	116,528
Accretion	13,933	9,980	9,142
Deferred taxes	(48,441)	(13,888)	(54,184)
Loss on debt extinguishment	—	9,342	21,365
Fair value adjustments, net	(3,638)	864	11,581
Stock-based compensation	8,328	10,541	9,715
Gain on sale of the Joaquin project	—	(21,138)	—
Write-downs	55,297	—	4,446
Other	7,353	(7,974)	356
Changes in operating assets and liabilities:
Receivables	(9,260)	18,895	(2,783)
Prepaid expenses and other current assets	4,876	(2,015)	(4,420)
Inventory and ore on leach pads	(44,488)	23,517	(34,610)
Accounts payable and accrued liabilities	(43,370)	11,562	(3,110)
CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	20,108	197,160	96,461
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(2,690)	11,296	29,356
CASH PROVIDED BY OPERATING ACTIVITIES	17,418	208,456	125,817
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(140,787)	(136,734)	(94,382)
Acquisitions, net	6,914	(156,248)	(1,417)
Proceeds from the sale of assets	577	16,705	16,296
Purchase of investments	(426)	(15,058)	(178)
Sale of investments	12,713	11,321	7,077
Proceeds from notes receivable	19,000	—	—
Other	11	2,864	1,756
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(101,998)	(277,150)	(70,848)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	(28,470)	(1,392)	(6,631)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(130,468)	(278,542)	(77,479)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	269,556
Issuance of notes and bank borrowings, net of issuance costs	95,000	342,620	—
Payments on debt, capital leases, and associated costs	(95,059)	(203,045)	(318,153)
Gold production royalty payments	—	—	(27,155)
Other	(5,160)	(3,746)	172
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(5,219)	135,829	(75,580)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	(22)	(84)	(4,648)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,241)	135,745	(80,228)
Effect of exchange rate changes on cash and cash equivalents	28	203	(678)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(118,263)	65,862	(32,568)
Less net cash provided by (used in) discontinued operations(1)	(32,930)	(10,939)	1,576
	(85,333)	76,801	(34,144)
Cash, cash equivalents and restricted cash at beginning of period	203,402	126,601	160,745
Cash, cash equivalents and restricted cash at end of period	$118,069	$203,402	$126,601

(1) Less net cash provided by (used in) discontinued operations includes the following cash transactions: net subsidiary payments to parent company of $1,748, $20,759, and $16,501 during the years ended December 31, 2018, 2017, and 2016, respectively.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$115,081	$192,032
Receivables	29,744	19,069
Inventory	66,279	58,230
Ore on leach pads	75,122	73,752
Prepaid expenses and other	11,393	15,053
Assets held for sale	—	91,421
	297,619	449,557
NON-CURRENT ASSETS
Property, plant and equipment, net	298,451	254,737
Mining properties, net	971,567	829,569
Ore on leach pads	66,964	65,393
Restricted assets	12,133	20,847
Equity and debt securities	17,806	34,837
Receivables	31,151	28,750
Other	16,809	17,485
TOTAL ASSETS	$1,712,500	$1,701,175
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$47,210	$48,592
Accrued liabilities and other	82,619	94,930
Debt	24,937	30,753
Reclamation	6,552	3,777
Liabilities held for sale	—	50,677
	161,318	228,729
NON-CURRENT LIABILITIES
Debt	433,889	380,569
Reclamation	128,994	117,055
Deferred tax liabilities	79,070	105,148
Other long-term liabilities	56,717	54,697
	698,670	657,469
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 203,310,443 issued and outstanding at December 31, 2018 and 185,637,724 at December 31, 2017	2,033	1,856
Additional paid-in capital	3,443,082	3,357,345
Accumulated other comprehensive income (loss)	(59)	2,519
Accumulated deficit	(2,592,544)	(2,546,743)
	852,512	814,977
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,712,500	$1,701,175

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Net income (loss)	$(48,405)	$468	$(53,044)	$2,930	$1,241	$(1,319)	$7,625
(Income) loss from discontinued operations, net of tax	(550)	—	—	—	(550)	12,244	6,724
Interest expense, net of capitalized interest	24,364	6,563	5,818	6,018	5,965	16,440	5,522
Income tax provision (benefit)	(16,780)	(36,231)	3,785	3,717	11,949	28,998	4,957
Amortization	128,473	37,053	31,184	29,459	30,777	146,549	44,722
EBITDA	87,102	7,853	(12,257)	42,124	49,382	202,912	69,550
Fair value adjustments, net	(3,638)	(731)	(715)	2,462	(4,654)	864	—
Impairment of equity and debt securities	—	—	—	—	—	426	—
Foreign exchange (gain) loss	9,069	1,986	3,104	3,309	670	(1,281)	672
Gain on sale of Joaquin project	—	—	—	—	—	(21,138)	—
(Gain) loss on sale of assets and securities	(19)	298	28	(586)	241	1	499
Gain on repurchase of Rochester royalty	—	—	—	—	—	(2,332)	—
Loss on debt extinguishment	—	—	—	—	—	9,342	—
Mexico inflation adjustment	(1,939)	—	—	(1,939)	—		—
Transaction costs	5	(1,044)	1,049	—	—	3,757	2,938
Interest income on notes receivables	(1,776)	(327)	(628)	(573)	(248)		—
Manquiri sale consideration write-down	18,599	—	18,599	—	—		—
Silvertip start-up write-down	26,720	17,974	8,746	—	—		—
Rochester In-Pit crusher write-down	3,441	—	3,441	—	—		—
Receivable write-down	6,536	6,536
Asset retirement obligation accretion	11,116	2,747	2,883	2,817	2,669	8,983	2,475
Inventory adjustments and write-downs	2,093	858	421	817	1,126	1,806	885
Adjusted EBITDA	$157,309	$36,150	$24,671	$48,431	$49,186	$203,340	$77,019
Revenue	$625,904	143,855	$148,795	$169,987	$163,267	$709,598	$214,585
Adjusted EBITDA Margin	25%	25%	17%	28%	30%	29%	36%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Net income (loss)	$(48,405)	$468	$(53,044)	$2,930	$1,241	$(1,319)	$7,625
(Income) loss from discontinued operations, net of tax	(550)	—	—	—	(550)	12,244	6,724
Fair value adjustments, net	(3,638)	(731)	(715)	2,462	(4,654)	864	—
Impairment of equity and debt securities	—	—	—	—	—	426	—
Write-downs	—	—		—	—	—	—
Inventory write-downs	—	—		—	—	—	—
Gain on sale of Joaquin project	—	—		—	—	(21,138)	—
(Gain) loss on sale of assets and securities	(19)	326	—	(586)	241	1	499
Gain on repurchase of Rochester royalty	—	(28)	28	—	—	(2,332)	—
(Gain) loss on debt extinguishment	—	—	—	—	—	9,342	—
Mexico inflation adjustment	(1,939)	—	—	(1,939)	—	—	—
Transaction costs	5	(1,044)	1,049	—	—	3,757	2,938
Deferred tax on reorganization	—	—		—	—	—	—
Interest income on notes receivables	(1,776)	(327)	(628)	(573)	(248)		—
Manquiri sale consideration write-down	18,599	—	18,599	—	—		—
Silvertip start-up write-down	26,720	17,974	8,746	—	—		—
Rochester In-Pit crusher write-down	3,441	—	3,441	—	—		—
Receivable write-down	6,536	6,536
Foreign exchange loss (gain)	8,611	(530)	6,062	(1,233)	4,312	1,562	(3,643)
Tax effect of adjustments(1)	(9,750)	(6,559)	(3,191)	—	—	816	—
Adjusted net income (loss)	$(2,165)	$16,085	$(19,653)	$1,061	$342	$4,223	$14,143

Adjusted net income (loss) per share - Basic	$(0.01)	$0.08	$(0.11)	$0.01	$0.00	$0.02	$0.08
Adjusted net income (loss) per share - Diluted	$(0.01)	$0.08	$(0.11)	$0.01	$0.00	$0.02	$0.08

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2018	4Q 2018	3Q 2018	2Q 2018	1Q 2018	2017	4Q 2017
Cash flow from continuing operations	$20,108	$72	$5,789	$(1,294)	$15,541	$197,160	$91,811
Capital expenditures from continuing operations	140,787	17,805	39,472	41,165	42,345	136,734	47,054
Free cash flow	(120,679)	(17,733)	(33,683)	(42,459)	(26,804)	60,426	44,757

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Year Ended December 31, 2018

	Silver				Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Silvertip	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$180,832	$126,586	$40,855	$348,273	$141,872	$78,273	$220,145	$568,418
Amortization	60,744	20,909	5,235	86,888	29,508	11,072	40,580	127,468
Costs applicable to sales	$120,088	$105,677	$35,620	$261,385	$112,364	$67,201	$179,565	$440,950
Silver equivalent ounces sold	14,164,699	8,021,919	617,980	22,804,598				33,780,278
Gold equivalent ounces sold					106,555	76,373	182,928
Costs applicable to sales per ounce	$8.48	$13.17	$57.64	$11.46	$1,055	$880	$982	$13.05
Inventory adjustments	(0.02)	(0.13)	(43.24)	(1.23)	(5)	(4)	(4)	(0.85)
Adjusted costs applicable to sales per ounce	$8.46	$13.04	$14.40	$10.23	$1,050	$876	$978	$12.20

Costs applicable to sales per average spot ounce	$7.25	$11.59	$48.66	$9.89				$10.71
Inventory adjustments	(0.02)	(0.12)	(36.50)	(1.06)				(0.70)
Adjusted costs applicable to sales per average spot ounce	$7.23	$11.47	$12.16	$8.83				$10.01

Costs applicable to sales								$440,950
Treatment and refining costs								5,469
Sustaining capital(1)								100,871
General and administrative								31,345
Exploration								25,397
Reclamation								18,668
Project/pre-development costs								5,266
All-in sustaining costs								$627,966
Silver equivalent ounces sold								22,804,598
Kensington and Wharf silver equivalent ounces sold								10,975,680
Consolidated silver equivalent ounces sold								33,780,278
All-in sustaining costs per silver equivalent ounce								$18.59
Inventory adjustments								$(0.85)
Adjusted all-in sustaining costs per silver equivalent ounce								$17.74

Consolidated silver equivalent ounces sold (average spot)								41,178,098
All-in sustaining costs per average spot silver equivalent ounce								$15.25
Inventory adjustments								$(0.70)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$14.55

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Three Months Ended December 31, 2018

	Silver				Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Silvertip	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$42,119	$35,365	$28,246	$105,730	$30,703	$16,839	$47,542	$153,272
Amortization	14,992	5,992	4,161	25,145	9,437	2,184	11,621	36,766
Costs applicable to sales	$27,127	$29,373	$24,085	$80,585	$21,266	$14,655	$35,921	$116,506
Silver equivalent ounces sold	2,954,615	2,310,196	351,315	5,616,126				8,044,146
Gold equivalent ounces sold					24,979	15,488	40,467
Costs applicable to sales per ounce	$9.18	$12.71	$68.56	$14.35	$851	$946	$888	$14.48
Inventory adjustments	(0.07)	(0.14)	(51.16)	(3.29)	(9)	(8)	(8)	(2.34)
Adjusted costs applicable to sales per ounce	$9.11	$12.57	$17.40	$11.06	$842	$938	$880	$12.14

Costs applicable to sales per average spot ounce	$7.68	$10.95	$56.71	$12.14				$11.60
Inventory adjustments	(0.06)	(0.12)	(42.32)	(2.79)				(1.87)
Adjusted costs applicable to sales per average spot ounce	$7.62	$10.83	$14.39	$9.35				$9.73

Costs applicable to sales								$116,506
Treatment and refining costs								1,677
Sustaining capital								29,675
General and administrative								7,163
Exploration								4,127
Reclamation								4,924
Project/pre-development costs								2,191
All-in sustaining costs								$166,263
Silver equivalent ounces sold								5,616,126
Kensington and Wharf silver equivalent ounces sold								2,428,020
Consolidated silver equivalent ounces sold								8,044,146
All-in sustaining costs per silver equivalent ounce								$20.67
Inventory adjustments								$(2.34)
Adjusted all-in sustaining costs per silver equivalent ounce								$18.33

Consolidated silver equivalent ounces sold (average spot)								10,070,442
All-in sustaining costs per average spot silver equivalent ounce								$16.51
Inventory adjustments								$(1.87)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$14.64

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Three Months Ended September 30, 2018

	Silver				Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Silvertip	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,348	$32,842	$12,608	$91,798	$35,153	$20,857	$56,010	$147,808
Amortization	14,794	5,294	1,073	21,161	6,912	2,878	9,790	30,951
Costs applicable to sales	$31,554	$27,548	$11,535	$70,637	$28,241	$17,979	$46,220	$116,857
Silver equivalent ounces sold	3,361,893	2,103,584	266,666	5,732,143				8,475,883
Gold equivalent ounces sold					25,648	20,081	45,729
Costs applicable to sales per ounce	$9.39	$13.10	$43.26	$12.32	$1,101	$895	$1,011	$13.79
Inventory adjustments	—	(0.06)	(32.80)	(1.55)	(10)	—	(6)	(1.08)
Adjusted costs applicable to sales per ounce	$9.39	$13.04	$10.46	$10.77	$1,091	$895	$1,005	$12.71

Costs applicable to sales per average spot ounce	$7.93	$11.48	$36.69	$10.55				$11.25
Inventory adjustments	—	(0.06)	(28.00)	(1.33)				(0.88)
Adjusted costs applicable to sales per average spot ounce	$7.93	$11.42	$8.69	$9.22				$10.37

Costs applicable to sales								$116,857
Treatment and refining costs								1,551
Sustaining capital								19,236
General and administrative								7,729
Exploration								8,157
Reclamation								4,545
Project/pre-development costs								1,137
All-in sustaining costs								$159,212
Silver equivalent ounces sold								5,732,143
Kensington and Wharf silver equivalent ounces sold								2,743,740
Consolidated silver equivalent ounces sold								8,475,883
All-in sustaining costs per silver equivalent ounce								$18.78
Inventory adjustments								$(1.08)
Adjusted all-in sustaining costs per silver equivalent ounce								$17.70

Consolidated silver equivalent ounces sold (average spot)								10,385,649
All-in sustaining costs per average spot silver equivalent ounce								$15.33
Inventory adjustments								$(0.88)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$14.45

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Three Months Ended June 30, 2018

	Silver			Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$44,943	$29,244	$74,187	$40,668	$22,611	$63,279	$137,466
Amortization	14,633	4,793	19,426	6,441	3,353	9,794	29,220
Costs applicable to sales	$30,310	$24,451	$54,761	$34,227	$19,258	$53,485	$108,246
Silver equivalent ounces sold	3,964,208	1,819,072	5,783,280				8,870,100
Gold equivalent ounces sold				28,165	23,282	51,447
Costs applicable to sales per ounce	$7.65	$13.44	$9.47	$1,215	$827	$1,040	$12.20
Inventory adjustments	(0.01)	(0.08)	(0.03)	(20)	(3)	(12)	(0.09)
Adjusted costs applicable to sales per ounce	$7.64	$13.36	$9.44	$1,195	$824	$1,028	$12.11

Costs applicable to sales per average spot ounce	$6.65	$11.94	$8.29				$10.15
Inventory adjustments	(0.01)	(0.07)	(0.03)				(0.08)
Adjusted costs applicable to sales per average spot ounce	$6.64	$11.87	$8.26				$10.07

Costs applicable to sales							$108,246
Treatment and refining costs							1,046
Sustaining capital							28,571
General and administrative							7,650
Exploration							6,429
Reclamation							4,667
Project/pre-development costs							517
All-in sustaining costs							$157,126
Silver equivalent ounces sold							5,783,280
Kensington and Wharf silver equivalent ounces sold							3,086,820
Consolidated silver equivalent ounces sold							8,870,100
All-in sustaining costs per silver equivalent ounce							$17.71
Inventory adjustments							$(0.09)
Adjusted all-in sustaining costs per silver equivalent ounce							$17.62

Consolidated silver equivalent ounces sold (average spot)							10,667,255
All-in sustaining costs per average spot silver equivalent ounce							$14.73
Inventory adjustments							$(0.08)
Adjusted all-in sustaining costs per average spot silver equivalent ounce							$14.65

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Three Months Ended March 31, 2018

	Silver			Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,421	$29,136	$76,557	$35,347	$17,966	$53,313	$129,870
Amortization	16,325	4,831	21,156	6,717	2,657	9,374	30,530
Costs applicable to sales	$31,096	$24,305	$55,401	$28,630	$15,309	$43,939	$99,340
Silver equivalent ounces sold	3,883,983	1,789,007	5,672,990				8,390,090
Gold equivalent ounces sold				27,763	17,522	45,285
Costs applicable to sales per ounce	$8.01	$13.59	$9.77	$1,031	$874	$970	$11.84
Inventory adjustments	—	(0.26)	(0.08)	(21)	(4)	(15)	(0.13)
Adjusted costs applicable to sales per ounce	$8.01	$13.33	$9.69	$1,010	$870	$955	$11.71

Costs applicable to sales per average spot ounce	$6.94	$12.13	$8.55				$9.87
Inventory adjustments	—	(0.24)	(0.07)				(0.11)
Adjusted costs applicable to sales per average spot ounce	$6.94	$11.89	$8.48				$9.76

Costs applicable to sales							$99,340
Treatment and refining costs							1,195
Sustaining capital							23,389
General and administrative							8,804
Exploration							6,683
Reclamation							4,532
Project/pre-development costs							1,421
All-in sustaining costs							$145,364
Silver equivalent ounces sold							5,672,990
Kensington and Wharf silver equivalent ounces sold							2,717,100
Consolidated silver equivalent ounces sold							8,390,090
All-in sustaining costs per silver equivalent ounce							$17.33
Inventory adjustments							$(0.13)
Adjusted all-in sustaining costs per silver equivalent ounce							$17.20

Consolidated silver equivalent ounces sold (average spot)							10,066,759
All-in sustaining costs per average spot silver equivalent ounce							$14.44
Inventory adjustments							$(0.11)
Adjusted all-in sustaining costs per average spot silver equivalent ounce							$14.33

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Year Ended December 31, 2017

	Silver				Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Endeavor	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$219,920	$130,227	$1,046	$351,193	$152,118	$82,334	$234,452	$585,645
Amortization	73,744	22,306	301	96,351	36,022	13,012	49,034	145,385
Costs applicable to sales	$146,176	$107,921	$745	$254,842	$116,096	$69,322	$185,418	$440,260
Silver equivalent ounces sold	15,490,734	8,209,888	107,027	23,807,649				37,334,889
Gold equivalent ounces sold					125,982	99,472	225,454
Costs applicable to sales per ounce	$9.44	$13.15	$6.96	$10.70	$922	$697	$822	$11.79
Inventory adjustments	(0.08)	(0.07)	—	(0.08)	(2)	3	—	(0.05)
Adjusted costs applicable to sales per ounce	$9.36	$13.08	$6.96	$10.62	$920	$700	$822	$11.74

Costs applicable to sales per average spot ounce	$8.45	$12.04		$9.66				$10.24
Inventory adjustments	(0.07)	(0.07)		(0.07)				(0.04)
Adjusted costs applicable to sales per average spot ounce	$8.38	$11.97		$9.59				$10.20

Costs applicable to sales								$440,260
Treatment and refining costs								5,912
Sustaining capital(1)								65,010
General and administrative								33,616
Exploration								30,311
Reclamation								14,910
Project/pre-development costs								5,543
All-in sustaining costs								$595,562
Silver equivalent ounces sold								23,807,649
Kensington and Wharf silver equivalent ounces sold								13,527,240
Consolidated silver equivalent ounces sold								37,334,889
All-in sustaining costs per silver equivalent ounce								$15.95
Inventory adjustments								$(0.05)
Adjusted all-in sustaining costs per silver equivalent ounce								$15.90

Consolidated silver equivalent ounces sold (average spot)								42,969,841
All-in sustaining costs per average spot silver equivalent ounce								$13.86
Inventory adjustments								$(0.04)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$13.82

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce
for Three Months Ended December 31, 2017

	Silver				Gold			Total
In thousands except per ounce amounts	Palmarejo	Rochester	Endeavor	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$58,775	$41,006	$—	$99,781	$42,640	$24,033	$66,673	$166,454
Amortization	22,749	6,960	—	29,709	10,633	4,129	14,762	44,471
Costs applicable to sales	$36,026	$34,046	$—	$70,072	$32,007	$19,904	$51,911	$121,983
Silver equivalent ounces sold	4,680,802	2,657,975	—	7,338,777				11,232,057
Gold equivalent ounces sold					35,633	29,255	64,888
Costs applicable to sales per ounce	$7.70	$12.81	$—	$9.55	$898	$680	$800	$10.86
Inventory adjustments	(0.16)	(0.04)	—	(0.12)	(2)	2	—	(0.08)
Adjusted costs applicable to sales per ounce	$7.54	$12.77	$—	$9.43	$896	$682	$800	$10.78

Costs applicable to sales per average spot ounce	$6.78	$11.41		$8.45				$9.21
Inventory adjustments	(0.14)	(0.04)		(0.10)				(0.07)
Adjusted costs applicable to sales per average spot ounce	$6.64	$11.37		$8.35				$9.14

Costs applicable to sales								$121,983
Treatment and refining costs								1,600
Sustaining capital								18,520
General and administrative								9,120
Exploration								7,455
Reclamation								4,075
Project/pre-development costs								578
All-in sustaining costs								$163,331
Silver equivalent ounces sold								7,338,777
Kensington and Wharf silver equivalent ounces sold								3,893,280
Consolidated silver equivalent ounces sold								11,232,057
All-in sustaining costs per silver equivalent ounce								$14.53
Inventory adjustments								$(0.08)
Adjusted all-in sustaining costs per silver equivalent ounce								$14.45

Consolidated silver equivalent ounces sold (average spot)								13,246,634
All-in sustaining costs per average spot silver equivalent ounce								$12.33
Inventory adjustments								$(0.07)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$12.26

Reconciliation of Costs Applicable to Sales for 2019 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$196,310	$131,918	$154,285	$90,299	$156,417	$729,229
Amortization	62,808	21,606	36,909	11,583	57,177	190,083
Costs applicable to sales	$133,502	$110,312	$117,376	$78,716	$99,240	$539,146
By-product credit	—	—	—	(1,167)	—	(1,167)
Adjusted costs applicable to sales	$133,502	$110,312	$117,376	$77,549	$99,240	$537,979

Metal Sales
Gold ounces	100,000	45,000	121,000	85,500
Silver ounces	6,850,000	4,800,000		75,000	2,100,000
Zinc pounds					35,000,000
Lead pounds					28,500,000

Revenue Split
Gold	52%	43%	100%	100%	—
Silver	48%	57%	—	—	32%
Zinc	—	—	—	—	40%
Lead	—	—	—	—	28%

Costs applicable to sales per ounce
Gold	$650 - $750	$1,000 - $1,100	$950 - $1,050	$850 - $950	—
Silver	$9.00 - $10.00	$12.50 - $13.50	—	—	$14.00 - $16.00
Zinc	—	—	—	—	$1.00 - $1.25
Lead	—	—	—	—	$0.85 - $1.05